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                                                                    EXHIBIT 99.2

[IXC COMMUNICATIONS, INC. LETTERHEAD]                               NEWS RELEASE
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               IXC PROVIDES CAPACITY TO LEVEL 3 ON MORE THAN 7,000
                 MILES OF IXC'S NATIONWIDE FIBER OPTIC NETWORK

             $70 million leased capacity arrangement enables Level 3 to offer services while building its own infrastructure

AUSTIN, TX - December 17, 1998 - IXC Communications, Inc. (NASDAQ: IIXC) today announced it is providing high-speed capacity on its nationwide fiber optic network to Level 3 Communications.

Valued at a minimum of $70 million, the agreement calls for IXC to lease OC-12 capacity on an initial 7,355 route miles over a dedicated OC-48 ultra high-speed communications backbone to Level 3, enabling the carrier to offer services while building out its own national and local fiber network. IXC, with its more than 9,000 mile network, is one of the few carriers that offers OC-12s, OC-48s and OC-192s available today on its network.

Today's agreement follows IXC's announcement, earlier this week, that IXC has activated the first coast-to-coast, next generation Internet Protocol (IP) OC-48 backbone network, called Gemini2000, to carry both commercial and research community traffic.

"IXC takes pride in offering other carriers, ISPs and CLECs the ubiquitous high-speed, high-capacity bandwidth they need to meet customer demand for services," said Ben Scott, IXC's chairman and CEO. "Enabling Level 3 to offer its customers access to a world-class network while it builds out its own infrastructure further demonstrates IXC's commitment to providing advanced communications services wherever they are needed."

The fiber optics being deployed in all stages of IXC's network development utilize state-of-the-art LS non-zero dispersion shifted fiber on secure rights of way. IXC's fiber optic network supports the most advanced technology, including wave division multiplexing, which allows significant increases in the speed and volume of information carried across the network. The OC-192 equipped network also supports a full range of advanced communications technologies, such as synchronous optical network technology (SONET), as well as ATM (asynchronous transfer mode) and frame relay technologies for advanced data services.

                                    - more -

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IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.


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IXC Media Contact:                          IXC Investor Contact:
------------------                          ---------------------
Melissa Jackson                             Greta Wiechman
Senior Manager, Public Relations            Senior Manager, Investor Relations
(512) 231-5247                              (888) 267-9478
mjackson@ixc-comm.com                       gwiechman@ixc-comm.com